Exhibit 99.1

News Release

Contact: Bruce Russell

(310) 559-4955 x101
brussell@cyanotech.com

Board of Directors Amends Cyanotech’s Bylaws

KAILUA KONA, Hawaii (April 21, 2009) — Cyanotech Corporation (Nasdaq: CYAN) today announced that effective April 20, 2009, the Board of Directors amended and restated the Company’s bylaws. The amendments relate primarily to the requirements for advance notice and additional information that a stockholder must provide when making a proposal at a special meeting of stockholders or a director nomination or proposal at an annual meeting of stockholders.  Other amendments conform certain bylaw provisions to the articles of incorporation and add or clarify certain administrative procedures regarding stockholder and board of director meetings. The amendments are detailed fully in the Company’s Form 8-K filed with the Securities and Exchange Commission on April 21, 2009.

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Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well being. Cyanotech’s spirulina products, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical and cosmeceutical makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products Association™.  Visit www.cyanotech.com for more information.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com